TREDEGAR REPORTS SECOND-QUARTER 2015 RESULTS

•	Operating profit from ongoing operations for Bonnell Aluminum of $8.3 million was $0.2 million higher than the second quarter of 2014

•	Operating profit from ongoing operations for Film Products of $6.2 million was $8.8 million lower than the second quarter of 2014

•	Board of Directors will initiate CEO search in August; interim leadership transition is proceeding smoothly

RICHMOND, VA--(BUSINESS WIRE)--July 30, 2015--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported second-quarter financial results for the three and six month periods ended June 30, 2015.
Second-Quarter Financial Results Highlights

•	Net income from continuing operations was $0.6 million (2 cents per share) in the second quarter of 2015 compared with $3.8 million (11 cents per share) in the second quarter of 2014

•
Net income from ongoing operations, which excludes special items, was $3.2 million (10 cents per share) in the second quarter of 2015 compared with $11.1 million (34 cents per share) in the second quarter of 2014

Further details regarding the special items that reconcile net income from ongoing operations to net income from continuing operations are provided in Note A of the Notes to the Financial Tables in this press release.
John D. Gottwald, Tredegar’s interim president and chief executive officer, said: “On the positive side, I am pleased with Bonnell’s performance, and we anticipate continued growth in our key end-use markets. Unfortunately, operating profit from our Films business was well below historical norms. Our volumes in personal care have declined, and the flexible packaging films unit continues to have issues. We will continue to face challenges in these areas. In the near term we are looking at opportunities to improve performance in Films, as demonstrated by our announced plans to restructure our North American manufacturing operations to meet changing customer demands. Also, in support of growing demand, we recently announced our plan to invest in European assets to provide our customers with local supply of our elastic products.”

OPERATIONS REVIEW
Film Products
A summary of second-quarter operating results from ongoing operations for Film Products is provided below:

	Three Months Ended		Favorable/	Six Months Ended		Favorable/
(In Thousands, Except Percentages)	June 30,		(Unfavorable)	June 30,		(Unfavorable)
	2015	2014	% Change	2015	2014	% Change
Sales volume (pounds)	56,613	60,729	(6.8)%	119,316	123,352	(3.3)%
Net sales	$115,299	$146,016	(21.0)%	$248,500	$295,176	(15.8)%
Operating profit from ongoing operations	$6,178	$14,963	(58.7)%	$23,795	$31,685	(24.9)%

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Second-Quarter Results vs. Prior Year Second Quarter
Net sales (sales less freight) in the second quarter of 2015 decreased by $30.7 million versus 2014 primarily due to:

•
The loss of business to Film Products’ largest customer related to certain babycare elastic laminate films sold in North America (approximately $8.1 million) and to the unfavorable impact of various product transitions in personal care materials (approximately $4.4 million);

•
Lower net sales for flexible packaging films of approximately $4.0 million, or 14.7%, (despite an increase in volume of 5.5%) due to changes in product mix and competitive pricing pressures driven by continued unfavorable economic conditions in its primary market of Brazil and excess global capacity in the industry;

•	The unfavorable impact of approximately $7.0 million from the change in the U.S. dollar value of currencies for polyethylene film operations outside of the U.S.; and

•	Estimated reductions in average selling prices in polyethylene films of approximately $4.3 million primarily due to the contractual pass-through of lower average resin prices.
Operating profit from ongoing operations in the second quarter of 2015 decreased by $8.8 million versus 2014 primarily due to:

•
Lower volumes in polyethylene films, primarily in personal care materials from the previously referenced lost business and various product transitions for Film Products’ largest customer, which had an adverse impact of approximately $4.3 million;

•	An increase in the operating loss from ongoing operations for flexible packaging films to $3.1 million in the second quarter of 2015 versus $1.1 million in 2014;

•	The estimated unfavorable impact in polyethylene films from the quarterly lag in the pass-through of average resin costs of approximately $1.6 million; and

•
Other factors with an unfavorable impact in polyethylene films of approximately $0.9 million, which included higher selling, general and administrative expenses primarily related to inflationary increases and the timing of certain costs as well as the change in the U.S. dollar value of currencies for operations outside of the U.S.

Year-To-Date Results vs. Prior Year-To-Date
Net sales in the first six months of 2015 decreased by $46.7 million versus 2014 primarily due to:

•
The loss of business to Film Products’ largest customer related to certain babycare elastic laminate films sold in North America (approximately $16.2 million) and to the unfavorable impact of various product transitions in personal care materials (approximately $7.9 million);

•	A decline in net sales for flexible packaging films of $5.3 million, or 9.5%, (despite an increase in volume of 11.0%) due to mix changes and competitive pricing pressures;

•	The unfavorable impact of approximately $13.0 million from the change in the U.S. dollar value of currencies for polyethylene film operations outside of the U.S.; and

•
Estimated reductions in average selling prices in polyethylene films of approximately $5.0 million attributable to the unfavorable impact of competitive pricing pressures and the contractual pass-through of lower average resin prices.

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Operating profit from ongoing operations in the first six months of 2015 decreased by $7.9 million versus 2014 primarily due to:

•
Lower volumes in polyethylene films, primarily in personal care materials from the previously referenced lost business and various product transitions for Film Products’ largest customer, which had an adverse impact of approximately $7.0 million;

•	An increase in the operating loss from ongoing operations for flexible packaging films to $2.2 million in the first six months of 2015 versus $0.9 million in 2014;

•	The unfavorable impact from the change in the U.S. dollar value of currencies for polyethylene film operations outside the U.S. of approximately $2.4 million;

•	The estimated favorable impact in polyethylene films from the quarterly lag in the pass-through of average resin costs of approximately $0.6 million; and

•
Other factors with a favorable impact in polyethylene films of approximately $2.2 million, which are primarily lower fixed costs associated with the shutdown of the manufacturing facility in Red Springs, North Carolina and other cost savings, partially offset by lower margins from pricing pressures.

Capital expenditures in Film Products were $9.0 million in the first six months of 2015 compared to $18.8 million in the first six months of 2014. Capital expenditures for the first six months of 2014 included approximately $10.6 million for the project to expand capacity at the Company’s manufacturing facility in Cabo de Santo Agostinho, Brazil. Film Products currently estimates that total capital expenditures in 2015 will be approximately $26 million, including approximately $12 million for routine capital expenditures required to support operations. Depreciation expense was $11.5 million in the first six months of 2015 and $14.1 million in the first six months of 2014. Depreciation expense is projected to be approximately $23 million in 2015. Amortization expense was $1.6 million in the first six months of 2015 and $1.9 million in the first six months of 2014, and is projected to be approximately $3 million in 2015.
Aluminum Extrusions
A summary of second-quarter results from ongoing operations for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

	Three Months Ended		Favorable/	Six Months Ended		Favorable/
(In Thousands, Except Percentages)	June 30,		(Unfavorable)	June 30,		(Unfavorable)
	2015	2014	% Change	2015	2014	% Change
Sales volume (pounds)	42,919	38,168	12.4%	82,373	74,816	10.1%
Net sales	$98,203	$84,548	16.2%	$191,848	$163,831	17.1%
Operating profit from ongoing operations	$8,299	$8,050	3.1%	$13,591	$12,811	6.1%
Second-Quarter Results vs. Prior Year Second Quarter
Net sales in the second quarter of 2015 increased versus 2014 primarily due to higher sales volumes and an increase in average selling prices. Higher sales volumes, primarily in the nonresidential building and construction and automotive markets, had a favorable impact of approximately $11.5 million in the second quarter of 2015. The increase in nonresidential building and construction volumes was consistent with market growth for the period. Higher average selling prices, which had a positive impact on net sales of approximately $2.1 million, can be primarily attributed to inflationary price increases and higher average aluminum costs.
Operating profit from ongoing operations increased only 3.1% despite 12.4% higher volume. Profit growth was hampered by hiring and training expenses of approximately $0.8 million for additional labor to meet production demands, which pushed average capacity utilization to approximately 90%, and construction-related expenses of $0.3 million associated with the project to expand and upgrade anodizing capacity. These factors had an adverse impact on the growth rate in profits of over 12%. Other factors impacting operating profit from ongoing

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operations, which had a favorable impact of approximately $1.3 million, include higher sales volumes that were partially offset by higher operating expenses and inflationary costs increases.
Year-To-Date Results vs. Prior Year-To-Date
Net sales in the first six months of 2015 increased versus 2014 primarily due to higher sales volumes and an increase in average selling prices. Higher sales volumes, primarily in the nonresidential building and construction and automotive markets, had a favorable impact of approximately $19.4 million in the first six months of 2015. Higher average selling prices, which had a positive impact on net sales of approximately $8.6 million, can be primarily attributed to inflationary price increases and higher average aluminum costs.
Operating profit from ongoing operations in the first six months of 2015, which increased versus 2014 by $0.8 million, or 6.1%, on higher volume of 10.1%, was primarily driven by the following factors:

•	The favorable impact on profits of higher sales volume of approximately $4.0 million;

•	Higher production and hiring costs of approximately $2.5 million from significantly higher volume levels; and

•	Construction-related expenses associated with the project to expand and upgrade anodizing capacity of approximately $0.7 million.
Capital expenditures for Bonnell Aluminum were $5.3 million in the first six months of 2015 compared to $4.0 million in the first six months of 2014. Capital expenditures in the first six months of 2015 were primarily related to the project to expand and upgrade anodizing capacity at the aluminum extrusions manufacturing facility in Carthage, Tennessee. Capital expenditures are projected to total approximately $10 million in 2015, which includes approximately $5 million for routine capital expenditures required to support operations. Depreciation expense was $4.3 million in the first six months of 2015 compared to $4.1 million in the first six months of 2014, and is projected to be approximately $8 million in 2015. Amortization expense was $0.5 million in the first six months of 2015 and $0.9 million in the first six months of 2014, and is projected to be approximately $1 million in 2015.
Corporate Expenses, Interest and Taxes
Pension expense was $6.1 million in the first six months of 2015, an unfavorable change of $2.2 million from the first six months of 2014. Most of the impact on earnings from higher pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be approximately $12.3 million in 2015. Corporate expenses, net increased in 2015 versus 2014 primarily due to the previously noted increase in pension expense, higher stock-based employee benefit costs and corporate severance charges. In 2015, corporate expenses, net included severance and other employee-related charges of $3.9 million associated with the resignations of the Company’s former chief executive and chief financial officers in the second quarter of 2015. In 2014, corporate expenses, net included non-recurring costs of $0.9 million.
Interest expense was $1.8 million in the first six months of 2015 in comparison to $1.2 million in the first six months of 2014.
The effective tax rate used to compute income taxes for income from continuing operations was 35.2% in the first six months of 2015 compared to 35.6% in the first six months of 2014. An explanation of significant differences between the estimated effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2015 and 2014 will be provided in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (the “Form 10-Q”).

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CAPITAL STRUCTURE
Net debt (debt in excess of cash and cash equivalents) was $87.6 million at June 30, 2015, compared to $87.2 million at December 31, 2014. Net debt is a financial measure that is not calculated or presented in accordance with United States generally accepted accounting principles (“GAAP”). See the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
OTHER

On June 26, 2015, Tredegar announced changes in its chief executive and chief financial officers. Prior management had disclosed and updated performance targets for volume, adjusted EBITDA and return on invested capital. Given recent performance, such targets are no longer considered appropriate guidance for future performance. Current management has no immediate plans to provide updated or new performance targets. Today, the Company filed its Form 10-Q for the second quarter of 2015. Please refer to the “Films Outlook” section of the “Executive Summary” in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-Q for additional disclosures on the Company’s business.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane Holdings LLC (“Terphane”) and AACOA, Inc. (“AACOA”), may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including our acquisitions of Terphane and AACOA, involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; Film Products is highly dependent on sales to one customer — The Procter & Gamble Company (“P&G”) and Film Products may not be able to mitigate the impact of the expected decline in net sales to P&G on operating profit from ongoing operations; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the building and construction sector, and are also subject to seasonal slowdowns; Aluminum Extrusions efforts to expand product offerings and broaden its customer base may not be successful; our substantial international operations subject us to risks of doing business in countries outside the U.S., which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the SEC from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2014 Annual Report on Form 10-K (the “2014 Form 10-K”) filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, including the 2014 Form 10-K.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in

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accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of our website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2014 sales of $952 million. With approximately 2,700 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

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Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Sales	$221,245	$236,965	$455,416	$472,178
Other income (expense), net (d) (e) (f)	124	(10,136)	232	(10,230)
	221,369	226,829	455,648	461,948

Cost of goods sold (b)	183,754	192,084	373,185	382,778
Freight	7,743	6,401	15,068	13,171
Selling, R&D and general expenses (b)	26,165	19,524	47,123	40,822
Amortization of intangibles	1,040	1,427	2,123	2,822
Interest expense	893	531	1,778	1,161
Asset impairments and costs associated with exit and disposal activities, net of adjustments (b)	277	946	225	2,191
	219,872	220,913	439,502	442,945
Income before income taxes	1,497	5,916	16,146	19,003
Income taxes (g)	903	2,164	5,682	6,772
Net income (c)	$594	$3,752	$10,464	$12,231

Earnings per share:
Basic	$0.02	$0.12	$0.32	$0.38
Diluted	$0.02	$0.11	$0.32	$0.37

Shares used to compute earnings per share:
Basic	32,609	32,312	32,546	32,277
Diluted	32,746	32,641	32,687	32,631

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Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net Sales
Film Products	$115,299	$146,016	$248,500	$295,176
Aluminum Extrusions	98,203	84,548	191,848	163,831
Total net sales	213,502	230,564	440,348	459,007
Add back freight	7,743	6,401	15,068	13,171
Sales as shown in the Consolidated Statements of Income	$221,245	$236,965	$455,416	$472,178

Operating Profit
Film Products:
Ongoing operations	$6,178	$14,963	$23,795	$31,685
Plant shutdowns, asset impairments, restructurings and other (b)	(259)	(10,923)	(192)	(12,168)
Aluminum Extrusions:
Ongoing operations	8,299	8,050	13,591	12,811
Plant shutdowns, asset impairments, restructurings and other (b)	(18)	(174)	(33)	(174)
Total	14,200	11,916	37,161	32,154
Interest income	82	107	171	302
Interest expense	893	531	1,778	1,161
Gain (loss) on investment accounted for under fair value method (d)	—	(1,100)	—	(1,100)
Gain on sale of investment property (f)	—	1,208	—	1,208
Stock option-based compensation costs	198	345	498	586
Corporate expenses, net (b) (e)	11,694	5,339	18,910	11,814
Income before income taxes	1,497	5,916	16,146	19,003
Income taxes (g)	903	2,164	5,682	6,772
Net income (c)	$594	$3,752	$10,464	$12,231

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Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2015	December 31, 2014
Assets
Cash & cash equivalents	$47,405	$50,056
Accounts & other receivables, net	112,471	113,341
Income taxes recoverable	3,679	877
Inventories	73,400	74,308
Deferred income taxes	8,431	8,877
Prepaid expenses & other	8,017	8,283
Total current assets	253,403	255,742
Property, plant & equipment, net	250,459	269,957
Goodwill & other intangibles, net	206,844	215,129
Other assets	47,283	47,798
Total assets	$757,989	$788,626
Liabilities and Shareholders’ Equity
Accounts payable	$84,817	$94,131
Accrued expenses	36,211	32,049
Total current liabilities	121,028	126,180
Long-term debt	135,000	137,250
Deferred income taxes	32,953	39,255
Other noncurrent liabilities	113,153	113,912
Shareholders’ equity	355,855	372,029
Total liabilities and shareholders’ equity	$757,989	$788,626

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Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2015	2014
Cash flows from operating activities:
Net income	$10,464	$12,231
Adjustments for noncash items:
Depreciation	15,872	18,163
Amortization of intangibles	2,123	2,822
Deferred income taxes	(3,990)	(5,318)
Accrued pension income and post-retirement benefits	6,258	3,983
Loss on investment accounted for under the fair value method	—	1,100
Loss on asset impairments and divestitures	—	799
Net gain on sale of assets	—	(837)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(3,627)	(13,399)
Inventories	(2,956)	906
Income taxes recoverable/payable	(3,046)	(2,477)
Prepaid expenses and other	(847)	1,124
Accounts payable and accrued expenses	(3,938)	(3,623)
Other, net	3,050	1,340
Net cash provided by operating activities	19,363	16,814
Cash flows from investing activities:
Capital expenditures	(14,358)	(22,884)
Proceeds from the sale of assets and other	585	4,723
Net cash used in investing activities	(13,773)	(18,161)
Cash flows from financing activities:
Borrowings	59,000	32,000
Debt principal payments	(61,328)	(34,250)
Dividends paid	(6,536)	(5,176)
Proceeds from exercise of stock options and other	2,794	(106)
Net cash used in financing activities	(6,070)	(7,532)
Effect of exchange rate changes on cash	(2,171)	270
Increase (decrease) in cash and cash equivalents	(2,651)	(8,609)
Cash and cash equivalents at beginning of period	50,056	52,617
Cash and cash equivalents at end of period	$47,405	$44,008

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Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets and other items, goodwill impairment charges and operating results and gains or losses on sale for businesses divested that are included in discontinued operations, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income and earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share from continuing operations as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation is shown below:

(in millions, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income from continuing operations as reported under GAAP	$0.6	$3.8	$10.5	$12.2
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.2	0.6	0.1	1.4
(Gains) losses from sale of assets and other	2.4	6.7	2.2	7.0
Net income from ongoing operations	$3.2	$11.1	$12.8	$20.6

Earnings per share from continuing operations as reported under GAAP (diluted)	$0.02	$0.11	$0.32	$0.37
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.01	0.02	—	0.05
(Gains) losses from sale of assets and other	0.07	0.21	0.07	0.21
Earnings per share from ongoing operations (diluted)	$0.10	$0.34	$0.39	$0.63
(b) Plant shutdowns, asset impairments, restructurings and other charges in the second quarter of 2015 include:

•
Pretax charges of $3.9 million (included in “Selling, R&D and general expense” in the consolidated statements of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment) for severance and other employee-related costs associated with the resignation of the Company’s former chief executive and chief financial officers;

•	Pretax charges of $0.3 million for severance and other employee-related costs associated with restructurings in Film Products; and

•	Pretax charges of $18,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in the first six months of 2015 include:

•
Pretax charges of $3.9 million (included in “Selling, R&D and general expense” in the consolidated statements of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment) for severance and other employee-related costs associated with the resignation of the Company’s former chief executive and chief financial officers;

•	Pretax charge of $0.2 million for severance and other employee-related costs associated with restructurings in Film Products; and

•	Pretax charges of $33,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.

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Plant shutdowns, asset impairments, restructurings and other charges in the second quarter of 2014 include:

•
Pretax charge of $10 million (included in “Other income (expense), net” in the consolidated statements of income) associated with a one-time, lump sum license payment to the 3M Company (“3M”) after the Company settled all litigation issues associated with a patent infringement complaint;

•	Pretax charges of $0.6 million associated with severance and other employee-related costs associated with restructurings in Film Products;

•
Pretax charges of $0.3 million associated with the shutdown of the film products manufacturing facility in Red Springs, North Carolina, which includes severance and other employee-related costs of $0.2 million and asset impairment and other shutdown-related charges of $0.1 million;

•
Pretax charges of $0.2 million related to expected future environmental costs at the Company’s aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the consolidated statements of income); and

•	Pretax charges of $24,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in the first six months of 2014 include:

•	Pretax charge of $10 million associated with a one-time, lump sum license payment to 3M after the Company settled all litigation issues associated with a patent infringement complaint;

•	Pretax charges of $1.4 million associated with severance and other employee-related costs associated with restructurings in Film Products;

•
Pretax charges of $0.7 million associated with the shutdown of the film products manufacturing facility in Red Springs, North Carolina, which includes severance and other employee-related costs of $0.4 million and asset impairment and other shutdown-related charges of $0.3 million;

•
Pretax charges of $0.2 million related to expected future environmental costs at the Company’s aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the consolidated statements of income); and

•	Pretax charges of $24,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.

(c)
Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was income of $7.7 million in the second quarter of 2015 and income of $9.7 million in the second quarter of 2014 and a loss of $15.2 million in the first six months of 2015 and income of $25.2 million in the first six months of 2014. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other post-retirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders’ equity.

(d)
The unrealized gain (loss) on the Company’s investment in kaleo, Inc. was a loss of $1.1 million in the second quarter and first six months of 2014 (no unrealized gain (loss) in the second quarter and first six months of 2015). The unrealized loss in 2014 can be primarily attributed to adjustments in the timing of cash flows associated with achieving product development and commercialization milestones.

(e)
Pretax charges of $0.3 million and $0.6 million in the second quarter and first of six months of 2014, respectively, (none in the second quarter and first six months of 2015) related to unrealized losses for the Company’s investment in the Harbinger Capital Partners Special Situations Fund, L.P. were recorded as a result of a reduction in the value of the Company’s investment that is not expected to be temporary. The impairment charge is included in “Other income (expense), net” in the condensed consolidated statements of income and in “Corporate expenses, net” in the statement of net sales and operating profit by segment.

(f)
A pre-tax gain of $1.2 million (included in “Other income (expense), net” in the condensed consolidated statement of income) was realized on the sale of a portion of its investment property in Alleghany and Bath counties in Virginia in the second quarter of 2014.

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(g)
Income taxes in 2015 and 2014 included the partial reversal of a valuation allowance of $0.3 million and $0.2 million, respectively, related to the expected limitations on the utilization of assumed capital losses on certain investments that was recognized in prior years.

(h)	Net debt is calculated as follows:

(in millions)	June 30,	December 31,
	2015	2014
Debt	$135.0	$137.3
Less: Cash and cash equivalents	47.4	50.1
Net debt	$87.6	$87.2
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com

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